	Contact:	Randall Oliver (media)
[LOGO]		(323) 869-7607
randall.oliver@smartandfinal.com

Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL ANNOUNCES SECOND QUARTER 2003 RESULTS

AND UPDATES STATUS OF FLORIDA OPERATIONS DIVESTITURE

•	Second Quarter Western U.S. Same Stores Sales Increase 3.7 Percent
•	Net Cash From Operating Activities Doubled Year-to-Date
•	Negotiations Continue for Sale of Florida Operations
•	$68 Million After-Tax in Special Charges Recorded in Quarter

LOS ANGELES, July 23, 2003 – Smart & Final Inc. (NYSE – SMF) today reported second quarter 2003 results and reported that it is proceeding as previously announced with the divestiture of its Florida foodservice direct delivery and stores operations.

Smart & Final indicated that it recorded $68.0 million net of tax in special charges in the second quarter, including $40.2 million related to the estimated loss on sale of the company’s Florida foodservice and stores businesses, $11.5 million in restructuring charges related to the northern California foodservice operation, and $16.3 million in other charges including the cumulative effect of accounting change for financial statement consolidation of the company’s synthetic lease facility. As reviewed below, the special charges are not expected to have a material effect on company cash flow.

Primarily due to the charges, the company reported a net loss of $69.2 million, or $2.31 per diluted share, for the twelve-week quarter ended June 15, 2003. Second quarter 2002 net income was $2.1 million, or $0.07 per diluted share.

Ross Roeder, Smart & Final chairman and chief executive officer, commented “The charges recorded in the second quarter result from our commitment to improve return on investment and allocate capital to profitable growth opportunities. By divesting our Florida operations, Smart & Final will be better able to focus resources on our continuing western U.S. operations, which year-to-date represented 86 percent of our total company sales and all of our operating earnings.”

Smart & Final Inc. Second Quarter 2003

Prior to the charges, pretax income in the company’s western U.S. stores grew by 18 percent to $13.6 million for the second quarter, compared to $11.5 million in the second quarter 2002. The company’s northern California foodservice operations recorded a pretax loss of $7.2 million for the second quarter including $4.4 million in expenses detailed below, compared to a pretax loss of $2.7 million in the second quarter 2002.

Roeder added, “Our core western U.S. store performance in the second quarter was very strong, with pretax income increasing by 18 percent versus the prior year quarter on a 3.7 percent increase in year-to-year comparable store sales. Both our Smart & Final and Cash & Carry store formats posted solid sales and margins and generated significant operating cash flow increases over prior year periods. On an operating basis overall, our Stores segment pretax income as a percentage of sales increased to 3.5 percent as compared to the prior year quarter of 3.1 percent. For the first half of 2003, net cash provided by operating activities for the company more than doubled to $43.5 million, compared to $20.8 million in the first half of 2002. We’re continuing our store expansion plans with both new units and remodeling activity planned throughout 2003 and we have invested approximately $10 million in the first two quarters of 2003 in support of these programs.”

One store was relocated during the 2003 second quarter, in Rancho Palos Verdes, Calif. At the end of the second quarter, excluding the Florida stores, the company operated 228 stores compared with 223 stores at the end of the 2002 second quarter.

The company’s western U.S. store operations and northern California foodservice direct delivery business are presented as continuing operations in the company’s statement of operations. Total continuing operations sales for the second quarter 2003 increased 4.8 percent to $431.6 million as compared to $411.7 million for the second quarter of 2002. Stores sales increased 5.1 percent to $392.7 million, with comparable store sales up 3.7 percent year-to-year for the quarter. The northern California foodservice distribution sales increased 1.6 percent to $38.9 million in the quarter.

Total continuing operations gross margin increased to $66.8 million for the quarter. Stores gross margin, as a percentage of sales, increased to 17.0 percent for the second quarter 2003 compared to 15.6 percent for the second quarter 2002.

The northern California foodservice distribution gross margin, as a percentage of sales, decreased to 0.1 percent for the second quarter 2003 compared to 5.3 percent for the second quarter of 2002. The northern California foodservice distribution gross margin was adversely affected in the second quarter of 2003 as a result of recording approximately $2.2 million of valuation charges related to inventory and vendor receivables.

Smart & Final Inc. Second Quarter 2003

In the second quarter 2003, the company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor.” This guidance requires that vendor allowances be treated as a reduction of inventory costs unless specifically identified as a reimbursement of costs to advertise the vendor’s products or payment for other services. The effects of adoption of EITF 02-16 are presented within the financial statements for continuing operations. As a result of the implementation of the provisions of EITF 02-16, the company has changed the classification of certain vendor allowances, that previously were recorded as a reduction of operating and administrative expenses when received, to classification of a reduction in cost of sales. Approximately $2.9 million of such vendor allowances were recorded as a reduction of cost of sales in the second quarter of 2003, which represented approximately 0.7 percent of Stores sales which contributed to the increase in Stores gross margin, as a percentage of sales, as compared to the prior year period. In the second quarter 2003 the effect on pretax income from adoption of EITF 02-16 was immaterial.

Operating and administrative expenses from total company continuing operations increased to $63.1 million for the quarter as compared to $51.8 million for the prior year quarter. Stores operating and administrative expenses, as a percentage of sales, increased to 13.5 percent for the second quarter of 2003 compared to 12.5 percent for the second quarter of 2002. The re-classification of $2.9 million of certain vendor allowances resulting from the adoption of EITF 02-16, contributed approximately 0.7 percent to the increase in Stores operating and administrative expenses as a percentage of sales while the remaining 0.3 percent increase was primarily due to increased fringe benefit costs.

The northern California foodservice distribution operating and administrative expenses, as a percentage of sales, increased to 18.6 percent for the quarter as compared to 12.3 percent for the prior year quarter. The operating and administrative expenses of the northern California foodservice distribution business for the second quarter of 2003 were adversely affected as a result of recording approximately $2.2 million of expenses, primarily related to sales tax liability and bad debt expense.

Also in the second quarter of 2003, the company recorded $37.5 million of pretax charges related to restructuring initiatives of the company’s northern California foodservice distribution business, litigation reserves and financing costs. The financial statement presentation of these charges is as a single line item, before tax, captioned “restructuring and other charges”. The company implemented restructuring activities with respect to the northern California foodservice distribution business in the second quarter, including transition of distribution for northern California Smart & Final format stores from the Stockton, Calif. facility to the company’s principal stores distribution facility in Commerce,

Smart & Final Inc. Second Quarter 2003

Calif., and the exit of national account and cruise line business sales segments. As a result, a $19.1 million pretax restructuring charge was recorded consisting primarily of impairment charges related to goodwill and property, plant and equipment, lease termination costs, severance and other costs. The company recorded other charges of $18.4 million pretax in the Corporate segment related to litigation reserves and financing costs.

Pretax loss from continuing operations for the second quarter of 2003 was $36.5 million compared to pretax income of $5.7 million for the prior year second quarter. Within continuing operations, Stores pretax income increased to $13.6 million in the quarter as compared to $11.5 million for the second quarter of 2002. The northern California foodservice distribution pretax loss increased to $26.3 million in the quarter as compared to a pretax loss of $2.7 million for the second quarter of 2002. The $26.3 million pretax loss in the second quarter 2003 includes the $19.1 million of restructuring charges and $4.4 million of charges related to inventory and vendor receivable valuation, sales tax liability and bad debt expense, as detailed above.

The company has also elected early adoption, effective as of the end of the 2003 second quarter, of Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities” which requires the consolidation by the company of a real estate synthetic lease facility not previously consolidated. As a result the company recorded a $5.3 million charge net of tax and reflected on its balance sheet the underlying land and buildings and related debt obligations of the synthetic lease facility. The debt obligation recorded is approximately $87 million. The financial statement presentation of the adoption of FASB Interpretation No. 46 is a single line item captioned “cumulative effect of accounting change.”

Smart & Final previously announced that it is in negotiations with Gordon Food Service (“GFS”) to sell the company’s Florida operations, with the transaction expected to close later in 2003. The company anticipates entering into a definitive agreement with GFS regarding the Florida operations during the third quarter.

Discontinued operations in Florida are presented as a single line item net of tax, captioned “discontinued operations”, comprised of the loss from operating activities and estimated loss on sale and divestiture. The second quarter 2003 results from discontinued operations were a loss of $41.7 million net of tax. Of this amount, $40.2 million net of tax reflects the estimated loss on sale and divestiture. The company anticipates that charges of an additional $6 million after-tax will be recorded in the balance of 2003, associated with lease termination costs and severance costs related to the Florida stores business.

Smart & Final Inc. Second Quarter 2003

The company has obligations under a revolving credit facility and the synthetic lease facility that are subject to certain financial ratio covenants. Following the recording of the special charges the company was not in compliance with certain of these covenants at the end of the second quarter 2003 and by operation of the covenants the company would not be in compliance for a 12 month period thereafter. As a result, the company’s obligations under the revolving credit facility and the synthetic lease facility have been classified as current liabilities in the company’s balance sheet as of June 15, 2003. The company has received waivers of default effective as of June 15, 2003 and intends to negotiate amendment of certain covenants to achieve compliance in future periods.

At the end of the second quarter 2003 the company reported balance sheet cash of $39.5 million and had approximately $14 million in available liquidity under the revolving credit agreement.

The company expects that because of the substantial non-cash nature of the total of $68 million after-tax charges taken in the second quarter 2003, when combined with the additional charges to be recorded in the balance of 2003 and the proceeds from the GFS transaction and other asset sales, will result in a combined immaterial net effect on cash flow.

Smart & Final Inc. Second Quarter 2003

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. operates 228 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico at the end of the 2003 second quarter. The company also operates a foodservice distribution business in northern California. As of the end of the second quarter the company has classified as held for sale the Florida foodservice distribution business and the 14 Florida Smart & Final stores. For more information, visit the company’s website at www.smartandfinal.com.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business, and there can be no assurance that the proposed transaction with GFS will occur. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

Smart & Final Inc. Second Quarter 2003

STANDARD PRESS RELEASE CALL INFO

A telephone conference call with Smart & Final’s senior management will be held on Thursday, July 24, 2003 at 8:00 a.m. Pacific Daylight Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

SMART & FINAL INC.

STATEMENTS OF OPERATIONS BY SEGMENT

(dollars in thousands)

	Twelve Weeks Ended June 15, 2003
	Stores	Foodservice	Corporate	Total
	(Unaudited)
Sales	$392,664	$38,901	$—	$431,565
Cost of sales, buying and occupancy	325,880	38,870	—	364,750

Gross margin	66,784	31	—	66,815
Operating and administrative expenses	53,183	7,237	2,664	63,084
Restructuring and other charges	—	19,119	18,400	37,519

Income (loss) from operations	13,601	(26,325)	(21,064)	(33,788)
Interest expense, net	—	—	2,697	2,697

Income (loss) from continuing operations before income taxes	13,601	(26,325)	(23,761)	(36,485)
Income taxes	—	—	(14,201)	(14,201)
Equity earnings in unconsolidated subsidiary	—	—	(64)	(64)

Income (loss) from continuing operations	13,601	(26,325)	(9,496)	(22,220)
Discontinued operations, net of tax	(13,982)	(35,243)	7,514	(41,711)

Loss before cumulative effect of accounting change	(381)	(61,568)	(1,982)	(63,931)
Cumulative effect of accounting change (variable interest entity, net of tax of $3,534)	—	—	(5,301)	(5,301)

Net loss	$(381)	$(61,568)	$(7,283)	$(69,232)

	Twelve Weeks Ended June 16, 2002
	Stores	Foodservice	Corporate	Total
	(Unaudited)
Sales	$373,477	$38,270	$—	$411,747
Cost of sales, buying and occupancy	315,276	36,233	—	351,509

Gross margin	58,201	2,037	—	60,238
Operating and administrative expenses	46,672	4,709	369	51,750

Income (loss) from operations	11,529	(2,672)	(369)	8,488
Interest expense, net	—	—	2,821	2,821

Income (loss) from continuing operations before income taxes	11,529	(2,672)	(3,190)	5,667
Income taxes	—	—	2,150	2,150
Equity earnings in unconsolidated subsidiary	—	—	(273)	(273)

Income (loss) from continuing operations	11,529	(2,672)	(5,067)	3,790
Discontinued operations, net of tax	(2,269)	(443)	984	(1,728)

Net income (loss)	$9,260	$(3,115)	$(4,083)	$2,062

---more---

SMART & FINAL INC.

STATEMENTS OF OPERATIONS BY SEGMENT

(dollars in thousands)

	Twenty-four Weeks Ended June 15, 2003
	Stores	Foodservice	Corporate	Total
	(Unaudited)
Sales	$747,301	$76,099	$—	$823,400
Cost of sales, buying and occupancy	622,843	73,847	—	696,690

Gross margin	124,458	2,252	—	126,710
Operating and administrative expenses	102,044	12,253	4,202	118,499
Restructuring and other charges	—	19,119	18,400	37,519

Income (loss) from operations	22,414	(29,120)	(22,602)	(29,308)
Interest expense, net	—	—	5,450	5,450

Income (loss) from continuing operations before income taxes	22,414	(29,120)	(28,052)	(34,758)
Income taxes	—	—	(13,544)	(13,544)
Equity earnings in unconsolidated subsidiary	—	—	(75)	(75)

Income (loss) from continuing operations	22,414	(29,120)	(14,433)	(21,139)
Discontinued operations, net of tax	(15,718)	(34,956)	8,045	(42,629)

Income (loss) before cumulative effect of accounting change	6,696	(64,076)	(6,388)	(63,768)
Cumulative effect of accounting change (variable interest entity, net of tax of $3,534)	—	—	(5,301)	(5,301)

Net income (loss)	$6,696	$(64,076)	$(11,689)	$(69,069)

	Twenty-four Weeks Ended June 16, 2002
	Stores	Foodservice	Corporate	Total
	(Unaudited)
Sales	$709,555	$75,699	$—	$785,254
Cost of sales, buying and occupancy	600,888	71,117	—	672,005

Gross margin	108,667	4,582	—	113,249
Operating and administrative expenses	87,976	9,874	1,684	99,534

Income (loss) from operations	20,691	(5,292)	(1,684)	13,715
Interest expense, net	—	—	5,652	5,652

Income (loss) from continuing operations before income taxes	20,691	(5,292)	(7,336)	8,063
Income taxes	—	—	3,144	3,144
Equity earnings in unconsolidated subsidiary	—	—	(193)	(193)

Income (loss) from continuing operations	20,691	(5,292)	(10,287)	5,112
Discontinued operations, net of tax	(4,288)	487	1,338	(2,463)

Net income (loss)	$16,403	$(4,805)	$(8,949)	$2,649

---more---

SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	June 15, 2003	December 29, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,475	$23,453
Trade notes and accounts receivable, less allowance for doubtful accounts of $2,241 in 2003 and $1,764 in 2002	34,293	38,311
Inventories	133,803	141,255
Prepaid expenses and other current assets	8,870	9,549
Deferred tax asset	12,992	13,162
Assets of discontinued operations	48,633	97,751

Total current assets	278,066	323,481
Property, plant and equipment:
Land	70,854	32,207
Buildings and improvements	72,840	29,499
Leasehold improvements	113,262	117,459
Fixtures and equipment	188,484	190,005

	445,440	369,170
Less – Accumulated depreciation and amortization	181,419	168,084

Net property, plant and equipment	264,021	201,086
Assets under capital leases, net of accumulated amortization of $9,122 in 2003 and $9,416 in 2002	4,563	4,280
Goodwill, net of accumulated amortization of $3,455 in 2003 and $4,619 in 2002	34,775	40,695
Deferred tax asset	34,145	8,963
Other assets	46,720	42,554

Total assets	$662,290	$621,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$189,416	$136,725
Accounts payable	84,331	79,178
Accrued salaries and wages	12,216	10,171
Other accrued liabilities	71,368	40,541
Notes payable to affiliate	20,100	—
Liabilities of discontinued operations	17,152	21,244

Total current liabilities	394,583	287,859
Long-term liabilities:
Obligations under capital leases	5,389	5,314
Other long-term liabilities	18,586	17,557
Workers’ compensation reserve, postretirement and postemployment benefits	40,668	38,794

Total long-term liabilities	64,643	61,665
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 29,923,820 shares issued and outstanding in 2003 and 29,443,198 in 2002)	299	294
Additional paid-in capital	207,367	206,926
Notes receivable for common stock	(100)	(100)
Accumulated other comprehensive loss	(11,635)	(11,787)
Retained earnings	7,133	76,202

Total stockholders’ equity	203,064	271,535

Total liabilities and stockholders’ equity	$662,290	$621,059

---more---

SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended		Twenty-four Weeks Ended
	June 15,	June 16,	June 15,	June 16,
	2003	2002	2003	2002
	(Unaudited)
Sales	$431,565	$411,747	$823,400	$785,254
Cost of sales, buying and occupancy	364,750	351,509	696,690	672,005

Gross margin	66,815	60,238	126,710	113,249
Operating and administrative expenses	63,084	51,750	118,499	99,534
Restructuring and other charges	37,519	—	37,519	—

(Loss) income from operations	(33,788)	8,488	(29,308)	13,715
Interest expense, net	2,697	2,821	5,450	5,652

(Loss) income from continuing operations before income taxes	(36,485)	5,667	(34,758)	8,063
Income taxes	(14,201)	2,150	(13,544)	3,144
Equity earnings in unconsolidated subsidiary	(64)	(273)	(75)	(193)

(Loss) income from continuing operations	(22,220)	3,790	(21,139)	5,112
Discontinued operations, net of tax	(41,711)	(1,728)	(42,629)	(2,463)

(Loss) income before cumulative effect of accounting change	(63,931)	2,062	(63,768)	2,649
Cumulative effect of accounting change (variable interest entity, net of tax of $3,534)	(5,301)	—	(5,301)	—

Net (loss) income	$(69,232)	$2,062	$(69,069)	$2,649

(Loss) earnings per common share
(Loss) earnings per common share from continuing operations	$(0.74)	$0.13	$(0.71)	$0.17
(Loss) earnings per common share from discontinued operations	(1.39)	(0.06)	(1.43)	(0.08)
Cumulative effect of accounting change per common share	(0.18)	—	(0.18)	—

(Loss) earnings per common share	$(2.31)	$0.07	$(2.32)	$0.09

Weighted average common shares	29,909,973	29,394,841	29,819,103	29,394,656

(Loss) earnings per common share, assuming dilution
(Loss) earnings per common share, assuming dilution, from continuing operations	$(0.74)	$0.13	$(0.71)	$0.17
(Loss) earnings per common share, assuming dilution, from discontinued operations	(1.39)	(0.06)	(1.43)	(0.08)
Cumulative effect of accounting change per common share, assuming dilution	(0.18)	—	(0.18)	—

(Loss) earnings per common share, assuming dilution	$(2.31)	$0.07	$(2.32)	$0.09

Weighted average common shares and common share equivalents	29,909,973	29,582,465	29,819,103	29,631,574

---more---

SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended		Twenty-four Weeks Ended
	June 15,	June 16,	June 15,	June 16,
	2003	2002	2003	2002
	(Unaudited)
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, buying and occupancy	84.5	85.4	84.6	85.6

Gross margin	15.5	14.6	15.4	14.4
Operating and administrative expenses	14.6	12.6	14.4	12.7
Restructuring and other charges	8.7	—	4.6	—

(Loss) income from operations	(7.8)	2.1	(3.6)	1.7
Interest expense, net	0.6	0.7	0.7	0.7

(Loss) income from continuing operations before income taxes	(8.5)	1.4	(4.2)	1.0
Income taxes	(3.3)	0.5	(1.6)	0.4
Equity earnings in unconsolidated subsidiary	—	(0.1)	—	—

(Loss) income from continuing operations	(5.1)	0.9	(2.6)	0.7
Discontinued operations, net of tax	(9.7)	(0.4)	(5.2)	(0.3)

(Loss) income before cumulative effect of accounting change	(14.8)	0.5	(7.7)	0.3
Cumulative effect of accounting change (variable interest entity, net of tax of $3,534)	(1.2)	—	(0.6)	—

Net (loss) income	(16.0)%	0.5%	(8.4)%	0.3%

---more---

SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Twenty-four Weeks Ended
	June 15, 2003	June 16, 2003
	(Unaudited)
Cash Flows from Operating Activities:
Net (loss) income	$(69,069)	$2,649
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Gain on disposal of property, plant and equipment	(904)	(1,163)
Depreciation and amortization	16,626	16,380
Deferred tax benefit	162	16
Amortization of deferred financing costs	1,293	795
Equity earnings in unconsolidated subsidiary	(75)	(193)
Asset impairment charges, net of tax	7,339	—
Non-cash restructuring and other charges, net of tax	15,180	—
Loss on sale of Florida operations, net of tax	40,160	—
Cumulative effect of accounting change, net of tax	5,301	—
Decrease (increase) in:
Trade notes and accounts receivable	8,305	9,461
Inventories	11,332	8,521
Prepaid expenses and other assets	(203)	(1,164)
Increase (decrease) in:
Accounts payable	2,919	(9,484)
Accrued salaries and wages	2,037	(2,654)
Other accrued liabilities	3,126	(2,305)

Net cash provided by operating activities	43,529	20,859

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(10,363)	(23,031)
Proceeds from disposal of property, plant and equipment	2,758	4,121
Other	(4,777)	(3,470)

Net cash used in investing activities	(12,382)	(22,380)

Cash Flows from Financing Activities:
Payments on bank line of credit	(16,678)	(8,000)
Borrowings on bank line of credit	7,500	20,000
Payments on notes payable	(5,947)	(6,438)
Proceeds from issuance of common stock, net of costs	—	11

Net cash (used in) provided by financing activities	(15,125)	5,573

Increase in cash and cash equivalents	16,022	4,052
Cash and cash equivalents at beginning of the period	23,453	23,016

Cash and cash equivalents at end of the period	$39,475	$27,068

####